UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 21, 2013
(Date of earliest event reported)

CLEARFIELD, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

5480 Nathan Lane North, Suite 120, Plymouth, MN 55442
(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements Of Certain Officers.

FY 2014 Cash Bonus Program

On November 21, 2013 the Board of Directors of Clearfield, Inc. (the “Company”) adopted the fiscal year 2014 cash bonus program (the “Program”) for company employees based upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”).  Among the employees participating in the Program are the Company’s current executive officers (the “Executives”): Cheryl P. Beranek, Chief Executive Officer; John P. Hill, Chief Operating Officer; and Daniel R. Herzog, Chief Financial Officer. The Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives and other employees outside the Program.

The Program is designed such that achievement of two performance goals will determine the bonus pool which is the aggregate cash amounts available under the Program for awards to all participants, including the Executives. The first performance goal is the Company’s achievement at the end of fiscal year 2014 of operating income, excluding taxes, other income or expense, and any bonus amounts (“bonus operating income”).   The second performance goal is the Company’s achievement of revenue for fiscal year 2014.  The Committee established minimum amounts of operating income that must be achieved to fund the bonus pool, as well as target amounts of achievement for each performance goal.  The bonus pool will be adjusted if the Company’s financial performance either exceeds or is less than the target level, with the pool amount decreasing until operating income fails to meet the minimum and the pool amount is zero.  The Committee also determined the rate at which the bonus pool would be funded at various levels of achievement of the performance goals.  In general, the bonus pool will be calculated based upon a percentage of bonus operating income, up to a maximum of bonus operating income or revenue (whichever is achieved latest), and thereafter, based upon a percentage of revenue. The Committee also established the maximum amount of the bonus pool based as a percentage of bonus operating income.

The Committee will determine payouts of cash bonuses from the bonus pool determined by the Program following the Committee’s determinations at the end of the fiscal year to those Executives and other participants who continue to be employed as of the end of the fiscal year. The Committee recommended and the Board also approved the amounts that may be earned by the Executives under the Program at the target amount of each performance goal as a percentage of the Executive’s base salary as follows: 150% for Ms. Beranek and Mr. Hill and 50% for Mr. Herzog.

Director Restricted Stock Awards

On November 21, 2013, the Board of Directors approved, based on the recommendation of the Committee, an award of restricted stock to each non-employee director elected at the 2014 Annual Meeting of Shareholders.  The restricted stock award will be granted on the day after the 2014 Annual Meeting and have a value of $10,000 as of the date of grant.  The restricted stock award will be granted under the Company’s 2007 Stock Compensation Plan, and vest one day prior to the 2015 Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By	/s/ Cheryl P. Beranek
Dated: November 27, 2013		Cheryl P. Beranek, Chief Executive Officer